Exhibit 19.1

Redwood Capital Management, LLC

Procedures to Detect and Prevent the

Misuse of Material Non-Public Information

December 2024

Procedures to Detect and Prevent Misuse of Material Non-Public Information

Revisions Control Page1

Date	Summary of Changes Made
June 2020	Initial stand-alone policy. Previously had been included in the Code of Ethics.
October 2020	Add AlphaSights as an expert network provider. Additional policy regarding communications with company management/employees. Additional language regarding “Value-Added Investors”
August 2021	Annual update. No material changes.
January 2022	Added Language surrounding Tipper / Tippee Liability, Chaperoning Procedures for Expert Network Consultations, and the newly implemented Quarterly Compliance Attestations
November 2022	Add Findox as data room access site. Enfusion as restricted list record. Procedures regarding alternative data providers.
February 2023	Creation of public company expert network watch list.
January 2024	Annual update. Addition of separate loan list to document potential big boy situations for loans.
July 2024

Updated procedures for participation in one-on-one or small group calls or meetings with public company insiders. Updated procedures for participation in “ad hoc” or informal creditor committees or steering/negotiating groups.

October 2024	Added Insider Trading prevention training requirements for the firm and investment team.
December 2024

Updated procedures for participation in “ad hoc” creditor committees or steering/negotiating groups to address potential heightened risks of inadvertent MNPI exposure. Additional clarifying updates made.

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Procedures to Detect and Prevent Misuse of Material Non-Public Information

1.Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material non-public information by such investment adviser or any associated persons. The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to trading in securities, including equity and debt securities and certain derivative instruments (whether or not one is an “insider”) while using or in possession of material, non- public information, or to communications of material, non-public information to others, in violation of the law.

“Insider trading” is primarily prohibited under Section 10(b) under the Exchange Act and Rule 10(b)-(5) promulgated thereunder. Rule 10(b)-(5) prohibits trading on material, non-public information by insiders and other individuals who owe a fiduciary or similar duty to the corporation in whose securities they trade. In addition, the “tipping” of others about such information is prohibited. The persons covered by these securities laws are not only insiders of publicly traded companies, but also any other persons who, under certain circumstances, learn of such material, non-public information about a company. In addition, employers may be subject to liability for insider trading or tipping by their Employees.

Penalties for trading on or communicating material, non-public information in violation of the law are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided, as well as criminal penalties, including up to 20 years in prison. A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

2.Policy Statement

In the course of business, Redwood and its Employees may have access to various types of material, non- public information about issuers, securities or the potential effects of the Firm’s own investment and trading on the market for securities. Redwood forbids any Employee to trade securities or any security-based derivative position, either personally or on behalf of others, including the Funds and Accounts, while in possession of material, non-public information or to communicate material, non-public information to others in violation of the law. Redwood’s insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as analysts, traders, officers, partners, members or Employees of the Firm.

3.Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and Employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the Employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An Employee of the Firm, for example, could become a temporary insider to a company because of the Firm’s and/or Employee’s relationship to the company (e.g., by having contact with company executives while researching the company). Redwood, as a firm, could be deemed an insider when it receives information from a company under the terms of a confidentiality agreement. According to the U.S. Supreme Court, a

Procedures to Detect and Prevent Misuse of Material Non-Public Information

company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

An Employee (the “Tipper”) who does not trade the security but learns of MNPI from an Insider, Temporary Insider or a person misappropriating information in violation of a duty of trust or confidence, and then shares the MNPI with someone else (the “Tippee”) who then trades that security, may be liable for the trading done by the Tippee. It therefore is important that Employees never pass on MNPI to anyone else who may trade while in possession of MNPI or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows or should have known that the Tipper breached a duty of trust or confidence.

4.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider that information important in making his or her investment decisions. Generally, this includes any information the disclosure of which may have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO or his designee.

Material information often relates to a company’s financial results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. However, material information does not have to relate directly to a company’s operations. For example, the Supreme Court 2 considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities or the portfolio holdings of any Fund may, in some contexts, be material. Pre-publication information regarding reports to be published in the financial press also may be material.

5.	What is Non-public Information?

Information is “public” when it has been disseminated to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, a news reporting service or publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

Employees should assume that all information obtained in the course of their employment or association with the Firm is not public unless the information has been publicly disclosed by means of a press release,

2Carpenter v. U.S., 18 U.S. 316 (1987).

Procedures to Detect and Prevent Misuse of Material Non-Public Information

wire service, newspaper, proxy statement or prospectus or in a public filing made with a regulatory agency, or is otherwise available from public disclosure services or via the internet.

6.	Establishing Insider Trading Liability

There are two main theories with respect to establishing insider trading liability.

Fiduciary Duty Theory

Insider trading liability is established when trading while in possession of material, nonpublic information about an issuer of securities that was obtained in breach of a fiduciary duty or other relationship of trust and confidence. There are alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that confidential information came from an insider who has violated his fiduciary duty to the company’s shareholders and the non-insider knew that the insider disclosed confidential information in exchange for a personal benefit.3

Misappropriation Theory

Insider trading liability is also established when trading occurs on material, nonpublic information that was stolen or misappropriated from any other person in breach of a duty owed to the source of the information. For example, the Supreme Court4 found that an attorney misappropriated information from his law firm and its client when he traded on knowledge of an imminent tender offer while representing the company planning to make the offer. Rather than premising liability on a direct fiduciary relationship between the company insider and the attorney, the Court based misappropriation liability on the attorney’s deception of those who entrusted him with access to confidential information. The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

7.	Civil and Criminal Penalties for Insider Trading

Penalties for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;
•	treble damages;
•	disgorgement of profits;
•	jail sentences;

3In Salman v. U.S. No. 15-628 (2016), the United States Supreme Court held that a gift of material nonpublic information to a family member constitutes a personal benefit.

4U.S. v. O’Hagan, 117 S. Ct. 2199 (1997).

Procedures to Detect and Prevent Misuse of Material Non-Public Information

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.
8.	Redwood’s Procedures to Prevent Insider Trading

The following procedures have been established to aid Employees in avoiding insider trading liability, and to aid Redwood in preventing, detecting, and imposing sanctions against insider trading. Each Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. You should consult with the CCO if you have any questions about these procedures.

In addition to these procedures, Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Adviser’s Insider Trading Policy.

9.	Identifying Inside Information

Material, non-public information can be obtained from any source (not just traditional “insiders”) and may relate to debt and certain derivative instruments as well as equity securities. If you are questioning whether you have received material, non-public information with respect to any company, domestic or foreign, please inform the CCO immediately.

Given the nature of Redwood’s business, certain situations may present special concerns with respect to inside information:

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Contacts regarding public companies. For Redwood, contacts with public companies and with other hedge fund managers or investors regarding public companies may represent a part of the Firm’s research efforts. Redwood may make investment decisions on the basis of the Firm’s conclusions formed through such contacts and analysis of publicly available information. However, in the course of such contacts, Employees could become aware of inside information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, Employees shall notify the CCO of such contacts and the CCO will consider appropriate next steps. Employees may, without notice to Compliance, participate in one-on-one or small group calls or meeting with the CEO, CFO, or a member of the investor relations group of a public company. Records of calls should be maintained in analyst notes. To the extent that an Employee participates in a scheduled one- on-one or small group call or meeting with any other public company insider not also attended by the CEO, CFO, or a member of the public company’s investor relations team, the Employee will be required to notify the CCO (via email) and provide certain details about the meeting, such as the date, time, name of the issuer, the identity of the participants from the issuer and notes from the call. In the course of conversations with other hedge fund managers or investors regarding public companies, Employees shall notify the CCO if the Employee becomes aware of inside information.

•	Contacts regarding privately held companies. Redwood’s research efforts may include contacts with or regarding privately held companies, and Redwood may make investment decisions on the

Procedures to Detect and Prevent Misuse of Material Non-Public Information

basis of the Firm’s conclusions formed after such contacts have occurred. As a result of such contacts, or otherwise through the Firm’s ownership of the securities of a privately held company, Employees could become aware of inside information with respect to such company. In such event, Employees shall notify the CCO if the Employee becomes aware of inside information. When dealing with privately held companies, it is important to keep in mind that the reach of Rule 10b-5 is broad; it applies to any securities issued by privately held companies, just as it applies to the securities of publicly held companies. In fact, numerous insider trading cases have involved the securities of privately held companies. Often, due to the nature of privately held companies, there may be a greater risk that information will be regarded as material. For instance, the identity of a potential buyer of privately held securities may be material, whereas comparable information regarding a widely held public company may not be.

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Relationships with Potential Insiders. Investors in the Funds and Accounts, social relationships, directors and third-party research providers may possess material, non-public information. Access to such information could come as a result of, among other things: (i) being employed by an issuer (or sitting on the issuer’s board of directors); (ii) working for an investment bank, consulting firm, supplier, or customer of an issuer; and (iii) personal relationships with connected individuals. Individuals with access to material, non-public information may have an incentive to disclose the information to Redwood due to the potential for personal gain. Employees should be extremely cautious about investment recommendations, or specific information about issuers that it receives from investors, social relationships, directors and third-party research providers. Employees should inquire about the basis for any such recommendations or information, and should consult with the CCO if there is any appearance that the recommendations or information are based on material, non-public information.

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Tender Offers. Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary fluctuations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of inside information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they believe that they may have become aware of any non-public information (regardless of how trivial such information may be) relating to a tender offer and notify the CCO in such event.

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Electronic Deal Information Platforms. Redwood utilizes many third-party information platforms through Findox, such as DebtDomain, Intralinks and SyndTrak, to obtain deal-related information. This is particularly relevant for individuals who analyze potential bank debt investments and certain other private investments. Any Employee who uses such platforms, for each deal, must (i) indicate whether he or she seeks the “Private” or “Public” designation and (ii) receive pre- clearance prior to accessing private side materials. Employees accessing a “private” data room of a company with publicly traded equities or listed bonds is at risk of receiving MNPI. When requesting private-side access on Findox, Employees will be asked whether the company has publicly traded equities or listed bonds. The CCO will grant permission to access private side materials through Findox. Real estate data rooms, which generally do not pose MNPI concerns, are not accessed through Findox

Procedures to Detect and Prevent Misuse of Material Non-Public Information

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Private Investments in Public Entities. Analysts and other Employees of the Firm are sometimes approached by third parties (including placement agents, investment banks and prime brokers) that wish to solicit the Firm’s participation in a private offering of securities of a publicly traded company (such offerings are commonly referred to as “PIPEs”). Such offerings often occur in connection with events which are not generally known by the public and upon revelation to the public, could have a significant effect on the price of the company’s stock. In the event that any such solicitation is made, the contacted Employee must immediately make it clear to the third party the Firm does not initially want to learn the name of the issuer or other details of the proposed transaction and the Employee must refer the third party to the CCO or his designee. Redwood has a procedure (Appendix H to the Compliance Manual) for the CCO or his designee to screen such transactions prior to investment personnel “going over the wall”, which may allow the Firm to trade without being restricted in trading the issuer. However, if any front office personnel becomes aware of the identity of the issuer or certain identifying details about the transaction, the related security may immediately become restricted until a public announcement containing information about the event is released.

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Confidentiality Agreements. Redwood may enter into an agreement with a company that may expose the Firm to material, non-public information under circumstances that would restrict the Firm’s trading in such company’s securities or would otherwise bind the Firm with respect to trading that company’s securities. The CCO must approve in advance any confidentiality agreement that the Firm intends to enter into.

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Use of “Expert Networks”: Given the potential sensitivities associated with using information provided by paid industry experts, Redwood has adopted procedures, set forth below, that must be followed by any Employee who wishes to use an outside expert provided by an expert network as part of the Firm’s research process.

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Sell-Side Broker-Dealers: Notwithstanding the fact that sell-side broker-dealers are required to adopt and implement policies and procedures to safeguard material non-public information generated by its research analysts, including yet-to-be-published views, analyses and reports, changes in estimates, and short-term trade recommendations during morning calls, trading day squawks, idea dinners, and non-deal road shows, Employees should exercise caution in their interaction with employees of sell-side broker-dealers, in order to avoid receipt of such material non-public information.

Escalating Questions

If, after consideration of the above, you believe that information in your possession with respect to a company is material and non-public, or if you have any questions as to whether the information is material and non-public, you should take the following steps:

•	Report the matter immediately to the CCO.
•	Do not purchase or sell securities of such company on behalf of yourself or the Clients.
•	Do not communicate such information inside or outside Redwood.

Procedures to Detect and Prevent Misuse of Material Non-Public Information

After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communications, or you will be allowed to trade and communicate such information.

10.	Restricting Access to Material, Non-public Information

Information in your possession that you identify as material and non-public may not be communicated to anyone except as referred to above. On the contrary, such information must be secured. As discussed in this Policy and in the Compliance Manual, in certain limited circumstances Redwood has instituted and may institute formal information barriers to limit sharing of certain information.

11.	Redwood’s Restricted List

Redwood maintains a “Restricted List” on Enfusion of issuers about which a determination has been made that it is prudent to restrict trading activity in the issuer’s securities. An issuer’s securities may be placed on the Restricted List for a number of reasons, and therefore no inferences should be drawn concerning an issuer simply because of its inclusion on the Restricted List. The Restricted List might include, for example, a company about which Redwood has acquired material, non-public information or where Redwood has undertaken not to sell its position for a certain period of time.

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Effect of the Restricted List. As a general rule, trades will not be allowed—for Clients or for the personal accounts of Employees—in securities of the issuers appearing on the Restricted List. The CCO must clear any exceptions to this Policy and will maintain documentation of any pre-approval, including any oral pre-approval, of trading in securities of issuers appearing on the Restricted List.

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Maintenance of Restricted List. It is the responsibility of every Employee (i) to notify the CCO or his designee, whenever an Employee believes that an issuer should be considered for placement on the Restricted List (e.g., when the Employee has received non-public investment related information that may be material); and (ii) to be aware of the Restricted List prior to entering into transactions personally or on behalf of the Firm and its Clients.

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Loans. Entries to the Restricted List on Enfusion apply to securities only. Loans will not be restricted unless listed as restricted on a separately maintained loan list. Redwood’s loan list identifies situations where Redwood believes it prudent to transact with “big boy language” or Redwood is contractually prohibited from trading. Employees should notify Compliance before trading a loan with “big boy language”. In addition, Employees should notify Compliance before trading a loan if he/she believes they are in receipt of enhanced borrower information (i.e., information beyond what has been posted in a company’s private data room).

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Removal from the Restricted List. Consideration for removal of an issuer from Redwood’s Restricted List will normally occur when the information Redwood has received becomes publicly known or is determined to be immaterial or when it is otherwise determined that monitoring trading of the securities of the issuers is no longer necessary. Generally, an issuer will remain on the Restricted List for the duration of the period in which valid material non-public information is available to Redwood. The CCO will periodically review the Restricted List to see whether any listed issuer may be a possible candidate for removal (due to an extended length of time on the list or potentially for other circumstances). Employees may also request the CCO to consider removing an issuer from the Restricted List. When an issuer becomes a candidate for removal from the Restricted List for whatever reason, the CCO will review the relevant facts and circumstances prior

Procedures to Detect and Prevent Misuse of Material Non-Public Information

to removing the issuer from the Restricted List. If removal is warranted under the circumstances, the CCO will make note of the nature of the circumstances and receive appropriate confirmation from the Employee(s) requesting the removal and/or having the factual support for justifying the removal.

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The CCO utilizes Enfusion to house the Restricted List and will add and remove names from the Enfusion system as needed. Companies on the restricted list will be designated in Enfusion as “Restricted”. For the avoidance of doubt, companies with the designation “Restricted List – Expert Network” are not on the Restricted List but on a watch-list more fully described below under Use of Expert Networks. The CCO may mark a review date on each security that will typically be the last possible cleansing date communicated by a company/bank or a date provided by the analyst. Upon adding or removing a name from the Restricted List, the CCO will send a communication regarding the change to all employees in the firm.

12.	Personal Trades

All personal securities trades are subject to the Redwood Personal Account Trading Policy (“Trading Policy”) set out in Firm’s Code of Ethics. Compliance with the trading restrictions imposed by the Trading Policy includes the prohibition on trading while in the possession of inside information.

13.	Use of Expert Networks

The Firm’s Employees may consult with paid industry experts as part of the Firm’s research process. The Firm typically contacts such consultants through Gerson Lehrman Group (“GLG”) and AlphaSights Ltd. (“AlphaSights”, and together with GLG, the “Expert Network Providers”), at present the only approved expert network providers. For avoidance of doubt, engagement with any other expert network providers is subject to CCO pre-approval. Analysts provide a specific request to an Expert Network Provider of the type of expert they are seeking information from and the information being sought. The Expert Network Provider will then propose to the analyst one or more consultants whose background may be relevant after such consultants have responded to the Expert Network Provider request that their knowledge would be relevant to the request.

Analysts generally do not require pre-approval from the CCO to speak with a consultant/expert through an Expert Network Provider. Each Expert Network Provider will contact the CCO for approval if the expert represents to:

(i)

being an officer, director, or employee for any public company, (i.e., any company with public securities, including securities traded on a public stock exchange (e.g., NYSE, NASDAQ, LSE, HKSE, etc.)) or any subsidiary of a public company;

(ii)	engaging regularly with government entities as part of your current role (these include lobbying, advocacy, and/or representing clients before state/federal bodies);
(iii)

currently possessing nonpublic or confidential information relating to pending government action or inaction, including nonpublic information related to (i) the adoption of any legislation, rule, program, policy, or government position or (ii) the administration or execution of any government program or policy.

Procedures to Detect and Prevent Misuse of Material Non-Public Information

In instances where an expert represents to being an officer, director, or employee of a public company, the public company may be (but is not required to be) added to a watchlist on Enfusion under the restriction tag “Restricted – Expert Network” for a 60-day period following the call. Companies designated with the Restricted – Expert Network tag may be traded by Redwood and Employees without pre-approval, and such trades will be reviewed by the CCO after the trade occurs.

The Firm may use a non-Expert Network Provider expert, provided that prior to any such conversation, the CCO will obtain and review (a) the relevant expert network’s policies, including those prohibiting experts from disclosing material, non-public information, as well as (b) information on the expert’s (i) disciplinary history, (ii) prior work experience (including any involvement with public companies and government entities), (iii) outside business activities (including membership on boards of directors and creditor’s committees), and (iv) involvement in clinical trials or other regulatory approvals, and (v) possession of material non-public information.

Both Expert Network Providers are set up to play an automated recording at the beginning of each call to communicate that (i) Redwood is a registered investment adviser and that it does not want to receive any MNPI during the call (ii) and that the consultant will not communicate any confidential information during the call. Analysts will be requested to complete a post-call questionnaire confirming no MNPI was received during a call.

The CCO will conduct periodic compliance reviews of the Expert Network Providers to ensure that they prohibit their network of experts from disclosing confidential and material, non-public information.

Such telephonic consultations arranged through Expert Networks are subject to the Adviser’s “Chaperoning Procedures” as follows:

The CCO and Optima will have the ability to chaperone any call with an Expert Network Provider through such provider’s compliance portal. Optima chaperones a limited number of calls each month on an anonymous basis.

Any material deviation from this Policy requires the prior, documented (and reasoned) approval from the CCO.

Employees are expected to maintain notes of each conversation with a consultant through an Expert Network Provider and to immediately report the receipt of any potentially material, non-public information to the CCO.

14.	Service on Formal or “Ad Hoc” Creditors Committees

Under no circumstances may an Employee agree, either personally or on behalf of Redwood, to serve on a formal Creditors Committee without the consent of the CCO and the CEO or Deputy-CEO. Service on a formal Creditors Committee often places severe restrictions upon an investment adviser’s ability to execute transactions in any investments associated with the Creditors Committee.

From time to time, Redwood may desire that an Employee participate in an “ad hoc” or informal creditor committee, or a steering/negotiating group, to ensure full representation of the interests of Redwood’s clients. Generally, Redwood considers itself part of an “ad hoc” committee or group if Redwood has signed an engagement letter with an advisor or law firm representing the committee or group. Prior to joining an

Procedures to Detect and Prevent Misuse of Material Non-Public Information

ad hoc committee or group, it is essential to determine whether participation will involve any restrictions on trading. If the Firm seeks to remain unrestricted, Redwood should assess whether there is an increased risk of receiving material nonpublic information (MNPI) due to the adviser’s or members’ access to inside information, including whether other participants in the group or committee are already restricted in trading. In situations where there is a heightened risk of MNPI exposure, Redwood should take appropriate steps to mitigate this risk, which may include informing the adviser and/or other members of the group that Redwood does not wish to receive MNPI, conducting diligence on or obtaining appropriate representations from an adviser regarding the adviser’s MNPI policies and procedures, engaging a law firm to act as an intermediary to ensure that Redwood does not inadvertently receive MNPI, or implementing other appropriate measures as necessary. Employees shall notify the Compliance Department of Redwood’s participation in any ad hoc creditor committee or group and identify the advisors and/or consultants who have been appointed to represent the committee or group.

It is the responsibility of the Employee to understand if he or she has been exposed to material, non-public information or when negotiations or discussions with the issuer or any advisors to or participants in any such committees or groups could restrict trading the issuer (including situations where an engagement letter has not been signed) and to immediately notify the CCO when such events occur.

15.	Regulation Fair Disclosure

The SEC passed Regulation Fair Disclosure (“Reg FD”) in 2000 in an effort to prevent selective disclosure. Selective disclosure occurs when a public company releases material, non-public information about such company to selected persons, such as securities analysts or institutional investors, before disclosing it to the general public.

Reg FD requires that when a public company intentionally discloses material information, it does so publicly and not selectively. The company may make the required disclosure by filing the information with the SEC, or by another method intended to reach the public on a broad, non-exclusionary basis, such as a press release. When selective disclosure of material information is made unintentionally, the company must publicly disclose the information promptly thereafter.

While Reg FD does not directly address the duties of investment advisers, Reg FD is applicable to the BDC, which, although structured as a “private” BDC, is required to comply with public company filings under the Securities Exchange Act of 1934 and is therefore subject to Reg FD. Employees should be aware of applicable Reg FD requirements. If an Employee receives information from an issuer and has any concern that the issuer may not have complied with Reg FD in releasing such information, he or she should refrain from trading in the issuer’s securities and contact the CCO.

16.	Communications with “Value-Added” Investors

Redwood may accept investments from so-called “value-added” investors. Although the term value-added investor is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the adviser (such as industry expertise or access to individuals in the investor’s network) beyond just the value of an investment. Examples of such investors could include, without limitation, executive-level officers or directors of a public company, or personnel that are affiliated with other investment advisers and/or private funds. Due to the nature of their position, such investors may possess material, non-public information.

Procedures to Detect and Prevent Misuse of Material Non-Public Information

Therefore, Redwood Employees should always remain alert to the possibility that they could inadvertently come into possession of MNPI when communicating with such investors. If there are any question as to whether information received from an investor could be MNPI, employees are expected to notify the CCO, and otherwise act in accordance with the procedures described above.

17.	Alternative Data Arrangements

Redwood may enter into arrangements with alternative data providers (“Data Providers”) under which Redwood obtains data, research, analysis or other forms of information that is not within traditional data sources, such as financial statements, SEC filings, management presentations, press releases, or any information used to augment traditional asset allocation models by providing additional insight into investment opportunities or risk management procedures. Examples of alternative data (“Data”) include but are not limited to geolocation (e.g., foot traffic), credit card transactions, email receipts, point-of-sale transactions, web site usage, mobile app or app store analytics, satellite images, social media posts, online browsing activity, shipping container receipts, product reviews, price trackers, shipping trackers, internet activity and quality data. Prior to obtaining Data from a Data Provider, Redwood will (i) conduct diligence on the Data Provider and the types of Data made available to Redwood; (ii) enter into a contract with the Data Provider for the Data; (iii) to extent necessary, implement restrictions on its receipt of Data; and (iv) periodically review the Data received from the Data Provider and the terms of the contract.

18.	Education

Employees are trained on Redwood’s Insider Trading Policy through new hire compliance training and during the Firm’s annual compliance training. Additionally, Redwood will hold periodic training with the investment team, generally on an annual basis, on issues related to material nonpublic information. Compliance will maintain records relating to the attendance of and material related to such training sessions.